Exhibit 21.1

Subsidiaries of Arbolada Capital Management Company

1. Arbolada Subsidiary I, LLC, a Delaware limited liability company

2. Arbolada Subsidiary II, LLC, a Delaware limited liability company

3. Arbolada Mortgage TRS, LLC, a Delaware limited liability company